Exhibit 12
                                                                ----------

            UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                   (Amounts in Thousands, Except Ratios)
                                (Unaudited)


                                                        Nine Months
                                                    Ended September 30,
                                                    -------------------
                                                    1997           1996
                                                    ----           ----
Earnings:

  Income from continuing operations..............$  583,607     $  504,368
  Undistributed equity earnings..................   (25,648)       (39,425)
                                                 ----------     ----------
            Total................................   557,959        464,943


Income Taxes.....................................   337,479        250,214
                                                    -------        -------
Fixed Charges:

  Interest expense including amortization of
      debt premium...............................   452,526        346,458
  Portion of rentals representing an interest
      factor.....................................   128,821         83,092
                                                 ----------     ----------
            Total fixed charges..................   581,347        429,550
                                                 ----------     ----------
Earnings available for fixed charges.............$1,476,785     $1,144,707
                                                 ==========     ==========

Ratio of earnings to fixed charges...............       2.5            2.7
                                                 ==========     ==========